DATARAM               Dataram Contact:             Investor Contact:
                      Mark Maddocks,               Joe Zappulla
                      Vice President-Finance, CFO  Wall Street Investor
                                                   Relations
PRESS RELEASE         609-799-0071                 212-681-4100
                      info@ataram.com             JZappulla@WallStreetIR.com


                   DATARAM ANNOUNCES CHANGE OF AUDITOR


PRINCETON, N.J. October 6, 2005 -- Dataram Corporation (NASDAQ: DRAM) today announced that it is engaging J.H. Cohn LLP as its independent registered public accounting firm to perform the Company's annual audit for its fiscal year ending April 30, 2006 including the customary review of the Company's fiscal second and third quarter financial statements that will be filed during the fiscal year. The Company had previously engaged KPMG LLP and its predecessor firms to perform such services since 1969, including its most recent annual report on Form 10-K for the fiscal year ended April 30, 2005.

In connection with the audits of the two fiscal years ended April 30, 2005 and 2004, and the subsequent interim period through July 31, 2005, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

The audit reports of KPMG LLP on the consolidated financial statements of Dataram Corporation and subsidiaries as of and for the years ended April 30, 2005 and 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

"Dataram has engaged KPMG for many years, and we have great respect for KPMG and the KPMG professionals with whom we have worked during that time," said Mark Maddocks , Dataram's Vice President and Chief Financial Officer. "However, it is clear that the auditing environment has changed in recent years, especially in light of the significant requirements imposed by Sarbanes-Oxley. We believe that J.H. Cohn will provide us with audit services of the highest quality, in a manner that is more efficient and suitable for a company our size."

ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 38 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.